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                                                                    EXHIBIT 99.1

                           SOUTHSIDE BANCSHARES, INC.
                        ANNOUNCES SECOND QUARTER EARNINGS
                     NASDAQ NATIONAL MARKET SYMBOL - "SBSI"

Tyler, Texas (July 18, 2003) B. G. Hartley, Chairman and Chief Executive Officer of Southside Bancshares, Inc., reported financial results for the second quarter and six months ended June 30, 2003.

"We are pleased to report net income increased $657,000 or 10.7% to $6,784,000 for the six months ended June 30, 2003 compared to $6,127,000 for the same period in 2002," stated B. G. Hartley. Net income increased $66,000 or 2.0% to $3,427,000 for the second quarter ended June 30, 2003 compared to $3,361,000 for the same period in 2002. Earnings per diluted share were $0.68 and $0.62 for the six months ended June 30, 2003 and 2002, respectively, an increase of $0.06 or 9.7%. Earnings per diluted share were $0.34 for the second quarters ended June 30, 2003, and 2002.

"We are also pleased to report Southside Bancshares, Inc. was added as a member of the Russell 3000(R) Index June 30, 2003 when Frank Russell Company reconstituted its family of U.S. indexes. The addition of Southside Bancshares, Inc. to the Russell 3000(R) Index is a significant milestone for our Company. We are extremely pleased that Southside's market capitalization has increased to a level that Southside Bancshares, Inc. is now one of the 3000 largest United States stocks." Membership in Russell's 21 U.S. equity indexes is determined by objective rules, such as market capitalization rankings. Annual reconstitution of the Russell indexes captures the 3,000 largest U. S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000.

On July 11, 2003 the Board of Directors of Southside Bancshares, Inc., approved a 25% increase in the regular quarterly cash dividend for the remaining two quarters of 2003 to $0.10 per common share from $0.08 per common share. "The Company and its common stock are enjoying another solid year and increasing the cash dividend is a way to share these successes with our shareholders. Recent tax law changes also make it more advantageous for our shareholders to receive cash dividends and we are sensitive to their interests."

The annualized return on average shareholders' equity for the six months ended June 30, 2003 was 16.07% compared to 17.20% for the same period in 2002. The annualized return on average assets was 1.03% for the six months ended June 30, 2003 compared to 0.97% for the same period in 2002.

The increase in net income for the quarter ended June 30, 2003 was primarily attributable to an increase in noninterest income, excluding security gains, of $821,000 or 20.7%, and the increase in gains on the sales of available for sale securities of $589,000 or 73.7%. Noninterest income, excluding security gains, increased primarily as a result of increased deposit fee income and fee income from the sale of mortgage loans. During the second quarter, long duration municipal securities and selected low yielding premium mortgage-backed securities were sold, and replaced with better call protected municipals and mortgage-backed securities with specific characteristics or coupons in an attempt to reduce prepayments. At June 30, 2003, the unrealized gain on available for sale securities was $8.9 million, net of tax, as compared to $9.3 million, net of tax, at December 31, 2002.

These increases in noninterest income during the second quarter ended June 30, 2003 were partially offset by an increase in noninterest expense of $812,000, or 9.3%, and a decrease in net interest income of $567,000, or 6.7%. Noninterest expense increased as a result of salary increases for 2003, increased benefit costs and new branches opened during 2002. Net interest income decreased as a result of decreases in the Company's net interest margin and spread during the second quarter of 2003 when compared to the same period in 2002, which was due in part to lower mortgage interest rates and the lower overall interest rate environment. This led to substantially increased residential mortgage refinancing nationwide and in the Company's market area combined with substantially increased repricing of all of the Company's other loan types. Increased prepayments associated with the Company's mortgage-backed securities, residential mortgage loans and the substantial increase in repricing of other loan types may continue to impact the Company's net interest margin during the third quarter of 2003 or until overall interest rates increase. This may be offset by several factors including new deposit repricing strategies fully implemented during the second quarter, $61.5 million of fixed rate FHLB advances currently at an average rate of 4.42% that will reprice during the last two quarters of 2003 and continued fee income from the sale of mortgage loans into the secondary market due to the volume of refinancing that the Company is currently handling in its market area. The Company's net interest margin and spread increased slightly during the second quarter ended June 30, 2003 to 2.87% and 2.37%, respectively when compared to 2.80% and 2.30%, respectively for the first quarter ended March 31, 2003.

         Cumulative through July 15, 2003, 515,295 convertible trust preferred shares were converted into 556,703 shares of the Company's common stock. The total convertible trust preferred shares converted to date represents 30.4% of the convertible trust preferred issue. During the six months ended June 30, 2003, 176,600 convertible trust preferred shares were converted into 194,697 shares of the Company's common stock. During the second quarter ended June 30, 2003, 146,400 convertible trust preferred shares were converted into 161,403 shares of the Company's common stock.

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The Company expects to continue its $3.0 million stock repurchase plan for 2003.
During the second quarter and six months, the Company repurchased 128,500 and 159,800 shares, respectively of common stock at an average dollar price of $17.31 and $17.32, respectively. The Company has approximately $0.2 million remaining to repurchase stock under the current Board approved level.

At June 30, 2003, assets totaled $1.4 billion compared to $1.3 billion at June 30, 2002, an increase of $74.4 million or 5.7%. Net loans increased $24.1 million or 4.4% from $546.4 million at June 30, 2002 to $570.5 million at June 30, 2003. Investment and mortgage-backed securities increased $53.9 million or 8.5% from $632.5 million at June 30, 2002 to $686.4 million at June 30, 2003. Deposits increased $56.3 million or 7.1% from $788.8 million at June 30, 2002 to $845.1 million at June 30, 2003. Advances from the Federal Home Loan Bank of Dallas increased $30.7 million or 8.3% from $369.7 million at June 30, 2002 to $400.4 million at June 30, 2003. Shareholders' equity totaled $86.8 million or 6.28% of total assets at June 30, 2003 as compared to $73.4 million or 5.61% of total assets at June 30, 2002, an increase of $13.4 million or 18.3%.

Southside Bancshares, Inc. is a $1.4 billion holding company that owns 100% of Southside Bank. The bank currently has twenty-four banking centers in East Texas.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor. Our investor relations site provides a detailed overview of our activities, financial information, and historical stock price data. To receive e-mail notification of company news, events, and stock activity, please register on the E-mail Notification portion of the web site. Questions or comments may be directed to Ethel Bodenhamer at
(903) 531-7111, or ethelb@southside.com.

Certain statements of other than historical fact that are contained in this document and in written material, press releases and oral statements issued by or on behalf of the Company may be considered to be "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may include words such as "expect," "estimate," "project," "anticipate," "should," "intend," "probability," "risk," "target," "objective," and similar expressions. Forward-looking statements are subject to significant risks and uncertainties and the Company's actual results may differ materially from the results discussed in the forward-looking statements. Other factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to general economic conditions, either nationally or in the State of Texas, legislation or regulatory changes which adversely affect the businesses in which the Company is engaged, changes in the interest rate environment which reduce interest margins, significant increases in competition in the banking and financial services industry, changes in consumer spending, borrowing and saving habits, technological changes, the Company's ability to increase market share and control expenses, the effect of compliance with legislation or regulatory changes, the effect of changes in accounting policies and practices and the costs and effects of unanticipated litigation.

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
                                                                                    AT                  AT
                                                                                 JUNE 30,           DECEMBER 31,
                                                                                   2003                2002
                                                                                ------------        ------------
                                                                                      (DOLLARS IN THOUSANDS)
                                                                                          (UNAUDITED)
SELECTED FINANCIAL CONDITION DATA (AT END OF PERIOD):
Total assets ...........................................................        $  1,382,196        $  1,349,186
Loans, net of unearned discount ........................................             577,092             582,241
Reserve for loan losses ................................................               6,605               6,195
Mortgage-backed and related securities .................................             567,927             489,015
Investment securities ..................................................             118,438             151,509
Deposits ...............................................................             845,111             814,486
Long-term obligations ..................................................             266,180             265,365
Shareholders' equity ...................................................              86,789              82,167
Nonperforming assets ...................................................               2,879               3,385
  Nonaccrual loans .....................................................               1,663               2,238
  Loans 90 days past due ...............................................                 620                 287
  Restructured loans ...................................................                 297                 325
  Other real estate owned ..............................................                 233                 524
  Repossessed assets ...................................................                  66                  11

ASSET QUALITY RATIOS:
Nonaccruing loans to total loans .........................................              0.29%                0.38%
Allowance for loan losses to nonaccruing loans ...........................            397.17               276.81
Allowance for loan losses to nonperforming assets ........................            229.42               183.01
Allowance for loan losses to total loans .................................              1.14                 1.06
Nonperforming assets to total assets .....................................              0.21                 0.25
Net charge-offs to average loans .........................................              0.23                 0.33

CAPITAL RATIOS:
Shareholders' equity to total assets .....................................              6.28                 6.09
Average shareholders' equity to average total assets .....................              6.38                 5.84

                                                                               AT OR FOR THE              AT OR FOR THE
                                                                            THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                                 JUNE 30,                    JUNE 30,
                                                                           ---------------------      ---------------------
                                                                             2003          2002         2003         2002
                                                                           --------      --------     --------     --------
                                                                           (DOLLARS IN THOUSANDS)     (DOLLARS IN THOUSANDS)
                                                                                (UNAUDITED)                 (UNAUDITED)
SELECTED OPERATING DATA:
Total interest income .................................................    $ 15,437      $ 17,509     $ 31,111     $ 35,018
Total interest expense ................................................       7,563         9,068       15,778       18,540
                                                                           --------      --------     --------     --------
Net interest income ...................................................       7,874         8,441       15,333       16,478
Provision for loan losses .............................................         525           601        1,054        1,051
                                                                           --------      --------     --------     --------
Net interest income after provision for loan losses ...................       7,349         7,840       14,279       15,427
                                                                           --------      --------     --------     --------
Total non-interest income .............................................       4,791         3,970        9,169        7,470
Gains on sale of securities available for sale ........................       1,388           799        3,579        1,043
Total non-interest expense ............................................       9,511         8,699       18,956       16,966
                                                                           --------      --------     --------     --------
Income before federal tax expense .....................................       4,017         3,910        8,071        6,974
Income tax expense ....................................................         590           549        1,287          847
                                                                           --------      --------     --------     --------
Net income ............................................................    $  3,427      $  3,361     $  6,784     $  6,127
                                                                           ========      ========     ========     ========
COMMON SHARE DATA:
Weighted-average basic shares outstanding .............................       8,437         8,323        8,408        8,259
Weighted-average diluted shares outstanding ...........................      10,526        10,629       10,545       10,635
Net income per common share:
  Basic ...............................................................        0.41          0.40         0.81         0.74
  Diluted .............................................................        0.34          0.34         0.68         0.62
Book value per common share ...........................................          --           --         10.23         8.87
Cash dividend declared per common share ...............................        0.08          0.09         0.16         0.16

SELECTED PERFORMANCE RATIOS:
Return on average assets ..............................................        1.02%         1.06%        1.03%        0.97%
Return on average shareholders' equity ................................       15.96         18.57        16.07        17.20
Average yield on interest earning assets ..............................        5.31          6.35         5.43         6.35
Average yield on interest bearing liabilities .........................        2.94          3.63         3.09         3.69
Net interest spread ...................................................        2.37          2.72         2.34         2.66
Net interest margin ...................................................        2.87          3.25         2.84         3.17
Average interest earning assets to average interest
  bearing liabilities .................................................      120.60        116.90       119.24       116.25
Non-interest expense to average total assets ..........................        2.83          2.75         2.87         2.68
Efficiency ratio ......................................................       69.54         64.33        71.38        65.09